Exhibit 99.1

Black Ridge Oil & Gas Appoints Michael Eisele to Chief Operating Officer

MINNETONKA, MN – August 1, 2013 – Black Ridge Oil & Gas, Inc. (the “Company”) (OTCQB: ANFC), an exploration and production (E&P) company focused on non-operated Bakken and Three Forks properties, today announced that the Company’s Board of Directors (the “Board”) approved the appointment of Mr. Michael Eisele, to the position of Chief Operating Officer, effective August 1, 2013.

Since August 2012, Mr. Eisele served as the Company’s Vice President of Land overseeing Black Ridge’s acreage portfolio and acquisitions. Prior to joining the Company, Mr. Eisele was the landman and co-owner of High West Resources, Ltd. from 2011 to 2012 and the owner of Eisele Resources LLC from 2009 to 2012. Mr. Eisele is a graduate of Luther College (B.A.).

Ken DeCubellis, Black Ridge's Chief Executive Officer, said, "We are very pleased to promote Michael to Chief Operating Officer. During his brief tenure with the Company, he has led the acquisition of high value leaseholds including the Stateline 14-3427H (8.3 WI%, 30 day IP of 26,299 BOE), the SCHA 33-34 3H (6.25% WI, 30 day IP of 21,749 BOE), and negotiated and executed the acreage swap with Samson. Under Michael’s operating leadership, we believe the Company is well positioned to continue to grow oil and gas production, revenue, and EBITDA in the Bakken / Three Forks play, and continue to execute our strategy of aggregating high value non operated leaseholds.”

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. Black Ridge Oil & Gas controls approximately 12,000 net acres prospective for Bakken and/or Three Forks development. For additional information, visit the Company's website at www.blackridgeoil.com.

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Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, quality and quantity of leaseholds available for sale, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

Contact

Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer

952-426-1241

www.blackridgeoil.com